EXHIBIT 23.1



                     Consent of Keller Bruner & Company, LLC


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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We hereby consent to the incorporation by reference in this Form S-3 of FCNB Corp (the "Company") and FCNB Capital Trust, of our report, dated January 23, 1998, on the consolidated financial statements of the Company for the year ended December 31, 1997, which appears on page 45 of the Company's 1997 Annual Report to Shareholders included in the Company's annual report on Form 10-K for the year ended December 31, 1997, and to the reference to us under the caption "Experts" in the Prospectus forming a part of the Form S-3.



KELLER BRUNER & COMPANY, L.L.C.



/s/ Keller Bruner & Company, L.L.C.



Frederick, Maryland

May 11, 1998